Exhibit 4.4


                   AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT


           Amendment No. 2 dated as of November 17, 1998 (the "Amendment"), between CELLULAR COMMUNICATIONS OF PUERTO RICO, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent").

           WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of January 24, 1992 (the "Rights Agreement"); and

           WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred, and that accordingly, the Company and Rights Agent hereby amend the Rights Agreement in accordance with Section 27 thereof.

           NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

           Section 1.     Amendment to Definition of "Acquiring Person".
 The text of Section 1(a) of the Rights Agreement is deleted in its entirety and replaced with the following language:

           ""Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall, after the date of Stock Distribution, be the Beneficial Owner of 18% or more of the shares of PRCO Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan."

           Section 2.     Amendment to Issue of Rights Certificates.  In
 Section 3(a), the clause reading:

           "if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of PRCO Common Stock then outstanding"

           is amended to read as follows:

           "if upon consummation thereof, such Person would be the Beneficial Owner of 18% or more of the shares of PRCO Common Stock then outstanding".

           Section 3. Amendment to Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. In Section 11 (a) (ii), the clause reading:

           "become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, unless the event causing the 15% threshold to be crossed is a transaction set forth in Section 13
      (a) hereof"

           is amended to read as follows:

           "become the Beneficial Owner of 18% or more of the shares of Common Stock then outstanding, unless the event causing the 18% threshold to be crossed is a transaction set forth in Section 13
      (a) hereof".

           Section 4. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

           Section 5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

           Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

           Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


 Attest:                       CELLULAR COMMUNICATIONS OF
                               PUERTO RICO, INC.



 ______________________        By _________________________________
 Name:                             Name:  Richard J. Lubasch
 Title:                            Title: Senior Vice President - General
 Counsel



 Attest:                       CONTINENTAL STOCK
                               TRANSFER & TRUST COMPANY
                               As Rights Agent




 ______________________        By _________________________________
 Name:                              Name:
 Title:                             Title: